Exhibit 99.1

PRESS RELEASE Contact: Monique Greer 720-540-5268 mgreer@allos.com

Allos Therapeutics Announces FDA Advisory Committee to Review Pralatrexate for the Treatment of Patients with Relapsed or Refractory Peripheral T-cell Lymphoma

WESTMINSTER, Colo., August 10, 2009 — Allos Therapeutics, Inc. (Nasdaq: ALTH) announced today that the Company has received notification from the U.S. Food and Drug Administration’s (FDA) that the Oncologic Drugs Advisory Committee (ODAC) will hold a meeting on September 2, 2009, to review the Company’s New Drug Application (NDA) for pralatrexate for the treatment of patients with relapsed or refractory peripheral T-cell lymphoma (PTCL).

The Company submitted the NDA in March 2009. In May 2009, the FDA accepted the NDA for priority review and established a Prescription Drug User Fee Act date of September 24, 2009 for a decision regarding approval of the NDA.

About Pralatrexate
Pralatrexate is a selective antifolate designed to accumulate preferentially in cancer cells. Based on preclinical studies, the Company believes that pralatrexate selectively enters cells expressing RFC-1, a protein that is over expressed on certain cancer cells compared to normal cells. Once inside cancer cells, pralatrexate is efficiently polyglutamylated, which leads to high intracellular drug retention. Polyglutamylated pralatrexate essentially becomes “trapped” inside cancer cells, making it less susceptible to efflux-based drug resistance. Acting on the folate pathway, pralatrexate interferes with DNA synthesis and triggers cancer cell death.

About Peripheral T-cell Lymphoma

Peripheral T-cell lymphoma (PTCL) comprises a biologically diverse group of blood cancers that account for approximately 10% to 15% of all newly diagnosed cases of non-Hodgkin’s lymphoma (NHL) in the U.S. The American Cancer Society estimates that approximately 66,000 new cases of NHL were diagnosed in the U.S. in 2008. The Company estimates the current annual incidence of PTCL in the U.S. to be approximately 5,600 patients. There are currently no pharmaceutical agents approved for use in the treatment of either first-line or relapsed or refractory PTCL. In addition to those PTCL patients who do not respond to first-line treatment, a significant number of first-line responders relapse or become refractory after treatment. According to published clinical data, patients with aggressive PTCL have an overall five-year survival rate of approximately 25% to 40%, depending on sub-type.

About Allos Therapeutics, Inc.
Allos Therapeutics, Inc. (Nasdaq: ALTH) is a biopharmaceutical company committed to the development and commercialization of innovative anti-cancer therapeutics. The Company’s product candidate, pralatrexate, is a selective antifolate designed to accumulate preferentially in cancer cells. The Company recently announced that the U.S. Food and Drug Administration (FDA) accepted its New Drug Application (NDA) for pralatrexate for patients with relapsed or refractory peripheral T-cell lymphoma for priority review and established a Prescription Drug User Fee Act date of September 24, 2009 for a decision regarding approval of the NDA. In addition, pralatrexate is being evaluated in other tumor types, including solid tumors and a range of lymphoma sub-types. Allos retains exclusive worldwide rights to pralatrexate for all indications. The Company is headquartered in Westminster, CO. For more information about Allos, visit www.allos.com.

# # #